Exhibit 10.1

Memo

Date:	August 20, 2019
To:
From:	Adam Pascale, CFO
Re:	Salary Adjustment and Grant of Restricted Stock Award

You are receiving this memo because you are an employee of Hemispherx Biopharma, Inc. (the “Company”) and your annual salary is in excess of $150,000.

As you are aware, the Board of Directors determined that all employees earning in excess of $150,000 per year are required to forego 25% of their salary.

This salary reduction takes effect for the payroll period commencing October 1, 2019 and will remain in effect until discontinued by the Board. The Board believes that this will be a temporary measure.

To incentivize the effected employees, each effected employee will be granted restricted stock awards (each, an “Award”) pursuant to the Company’s 2018 Equity Incentive Plan. The Awards will be issued at the end of each semi-monthly pay period commencing with the pay period ending October 15, 2019. The number of shares of common stock to be issued pursuant to each Award shall be computed as follows: 25% of one twenty-fourth (1/24) of the employee’s annual salary divided by the per share closing price of the Company’s Common stock on the NYSE American on the trading day prior to the end of each semi-monthly pay period. The Awards will vest six months after issuance at which time the effected employees will receive the share of common stock pursuant to the Award. The employee must remain in the employ of the Company during the vesting period and the Awards are not transferable until after they have vested. A copy of the Form of Restricted Stock Award is attached hereto.

Before making a decision, please review the Form of Restricted Stock Award as well as the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and all documents subsequently filed by it with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Act of 1933.